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                      EQUITY RESIDENTIAL PROPERTIES TRUST
                   (a Maryland real estate investment trust)

                     COMMON SHARES OF BENEFICIAL INTEREST,
                            PAR VALUE $.01 PER SHARE

                                TERMS AGREEMENT
                                ---------------


                                                          Dated:  March 24, 1997

To:          Equity Residential Properties Trust
             Two North Riverside Plaza
             Chicago, Illinois 60606

Attention:   Douglas Crocker

Ladies and Gentlemen:

     We, Smith Barney Inc. (the "Underwriters"), understand that Equity Residential Properties Trust ("EQR") proposes to issue and sell 982,200 of its Common Shares of Beneficial Interest, $.01 par value per share, being collectively hereinafter referred to as the "Underwritten Securities." Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters offer to purchase the Underwritten Securities at the purchase price set forth below.

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          The Underwritten Securities shall have the following terms:

                                 Common Shares


Title of Securities:  Common Shares of Beneficial Interest

Number of Shares:  982,200

Par Value:  $.01 per share

Price to Public:  $46.00

Purchase price per share:  Compensation to the Underwriters of $50,000.00 in the
                           aggregate, which is equal to approximately $.05 per Common Share.

Number of Option Securities, if any, that may be purchased by the Underwriters:
Not authorized

Delayed Delivery Contracts:  Not authorized

Additional co-managers, if any:  None

Other terms:  Payment to be made to EQR by wire transfer of immediately available funds to the designated accounts of EQR to be delivered on the closing date set forth below. Notwithstanding the terms of the Standard Underwriting Provisions incorporated by reference herein, EQR shall reimburse the Underwriters for the reasonable fees of Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, as counsel to the Underwriters in connection with the transactions contemplated by this Terms Agreement.

Closing date and location:  March 25, 1997, Rosenberg & Liebentritt, P.C., Two
                            North Riverside Plaza, Suite 1515, Chicago, Illinois 60606

     Except as provided herein, all the provisions contained in the document attached as Annex A hereto entitled "Equity Residential Properties Trust (a Maryland real estate investment trust) -- Common Shares of Beneficial Interest, Preferred Shares of Beneficial Interest and Depositary Shares -- Standard Underwriting Provisions" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

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Please accept this offer no later than 5:00 (five o'clock) P.M. (New York City time) on March 24, 1997 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                              Very truly yours,

                              SMITH BARNEY INC.


                              By:  /s/      Mark R. Patterson
                                   ----------------------------------
                                    Name:   Mark R. Patterson
                                    Title:  Managing Director

                              Acting on behalf of itself


Accepted:

By:  EQUITY RESIDENTIAL PROPERTIES TRUST,
     for itself and as the general partner of ERP
     Operating Limited Partnership

     By:  /s/     Bruce C. Strohm
          -------------------------------------
          Name:   Bruce C. Strohm
          Title:  Executive Vice President,
                  Secretary and General Counsel

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